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January 13, 2002

Path 1 Network Technologies, Inc.
3636 Nobel Drive, Suite 275
San Diego, CA 92122

Attention:        Mr. Frederick A. Cary, President and Chief Executive Officer

Re:Private Placement of up to $5,000,000 in Unregistered Securities and Warrants


Gentlemen:

This letter sets forth the terms pursuant to which Laidlaw Global Securities, Inc. ("Laidlaw" or the "Agent") is pleased to act as exclusive financial advisor and placement agent (other than SG Cowen) to Path 1 Network Technologies, Inc., (the "Company") in connection with the sale of Units consisting of one share of Company's Common Shares par value $0.001 (each a "Share" and collectively the "Shares") and one detachable Purchase Warrant (the "Warrant") of the Company pursuant to the Private Placement (as hereinafter defined) from the date of this letter agreement (the "Agreement") through the end of the Engagement Period (as hereinafter defined). In such capacity Laidlaw shall act as an independent contractor, and any duties of Laidlaw arising out of its engagement pursuant to this Agreement shall be owed solely to the Company.

The Company expressly acknowledges and agrees that Laidlaw's obligations hereunder are not on a firm commitment basis and that the execution of this Agreement does not constitute a commitment by Laidlaw to purchase any securities of the Company (including, without limitation, the Units, the Shares, the Warrants, the Placement Agent Warrants and any other shares issuable pursuant to same (the "Issuable Shares," all sometimes collectively referred to as the "Securities"), and does not ensure the successful placement of the Units or any portion thereof. Further, Laidlaw's obligation to use its best efforts to assist the Company in the Private Placement is subject to the completion of a due diligence review of the Company, and Laidlaw's assessment of the prevailing conditions of the Company's business, the evaluation of its products and services, the market for its securities, and market, economic and business conditions generally.

Attached hereto as Exhibit B, is a list representing Principals or representatives thereof and not other placement agents (other than SG Cowen) (individually, an "Excluded Party" and collectively, the "Excluded Parties") from whom Company has and may continue to have a financial advisory and transactional relationship without obligation to Laidlaw, other than as set forth herein. Further, Placement Agent Fees due to Laidlaw hereunder shall be limited as provided on Exhibit B for purchases by Excluded Parties under the Private Placement.


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1.                The Engagement Period

a. The "Engagement Period" shall mean that period commencing on the date hereof and continuing through the date of the final closing of the Private Placement (which shall, in any case, be no greater than 75 days from the date of the Memorandum to the initial closing and where the Minimum Offering has been placed, an additional 60 days thereafter) unless terminated at an earlier date pursuant the terms of this Agreement.

b. The Company agrees that during the term of Laidlaw's agency hereunder, neither the Company nor any person authorized to act on the Company's behalf (other than SG Cowen) will offer the Units, for sale to, or solicit any offers to purchase the Units from, or except as Laidlaw may specifically request, otherwise approach or negotiate in respect thereof with, any other person or persons. Neither the Company nor any person authorized to act on the Company's behalf will, directly or indirectly, take any action that would prevent the offering and sale of the Units from complying with the requirements of all applicable securities laws or render unavailable any exemption from the registration provisions of the Securities Act of 1933, as amended (the "Securities Act") relied upon in making any offer or sale of the Units, or the state securities or "blue sky" laws of jurisdictions in which the Units will be offered.

c. Laidlaw's engagement hereunder may not be terminated by the Company, except for cause. This Agreement may be terminated by Laidlaw at any time upon 30 days' notice. The provisions of paragraphs 4, 8, 9, 10, 11, 13, 14, 15 and the representations and warranties of the parties shall survive any termination or expiration of this Agreement

2.                The Private Placement

a. Description of Units and Private Placement. It is contemplated that the Company will issue a minimum aggregate principal amount of $3,000,000 and a maximum aggregate principal amount of $5,000,000 of units (the "Units") consisting of one share of Company's Common Shares par value $0.001 (each a "Share" and collectively the "Shares") and one detachable Purchase Warrant (the "Warrant"). The Units will be offered on a "best efforts" basis at an offering price per Unit calculated as provided below in a transaction (the "Private Placement") that is intended to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and otherwise to comply with the applicable laws and regulations of any jurisdictions in which the Units are offered or sold to be reflected in a Confidential Private Placement Memorandum (as supplemented and amended from time to time, being hereinafter referred to as the "Memorandum")

b. Best Efforts. In acting as the placement agent for the Private Placement, Laidlaw will seek to complete the financing of the first $3,000,000 of Units on a "best efforts all or none" basis (the "Minimum Offering") and the remaining $2,000,000 of Units on a "best efforts" basis (the "Maximum Offering"), acting as the Company's agent and not as a principal in the sale and placement of the Units. The Company and Laidlaw shall have the right to increase the Maximum Offering, solely at their discretion and without notice to investors. Laidlaw may separately engage, at its own expense and with prior approval of the Company, such sub-agents or consultants as it may deem reasonably necessary or appropriate.

c. Covered Security Restrictions. The Company and Laidlaw each will reasonably believe at the time of any sale of the Units as part of the Private Placement that each other purchaser of Units is an "accredited investor," as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and has, either alone, or with its, his or her "purchaser representative," as defined in Regulation D, the knowledge and experience to evaluate the merits and risks of the investment. The Company and Laidlaw shall have the right to reject any proposed purchaser of Units.

d. Exclusions. It is understood by the Parties that the Company has previously had initial discussions with the banking firm of SG Cowen regarding the sale of up to $1,500,000 of the Units. Laidlaw agrees that SG Cowen may act as sub-placement agent with respect to that offering amount, and to cooperate with the Company and SG Cowen in conjunction therewith. Laidlaw acknowledges that it will not receive any fees for amounts placed by SG Cowen.

(1) Additionally, the Company has entered into an equity agreement with Jesup & Lamont and such agreement may continue to be in place without regard to this contract with the following restrictions. Company shall not draw down any funds thereunder from the date hereof through 45 days from the date of the Memorandum. If the initial closing of the Private Placement has taken place prior to the expiration of that period, the limitation shall continue through a date 60 days after the registration of the Shares contemplated hereby.

(2) Company agrees that it will not solicit any potential investor other than as is specifically set forth in Exhibit B.

3.                Pricing of Securities

a. The price of each Unit shall be fixed as of the date of issuance of the Memorandum at the lower of $4.50 or 75% of Market Price. Market Price for this purpose shall be calculated as the average of the Market Prices for each of the five (5) trading days preceding the date of issuance of the Memorandum.

b. The Exercise Price of each Warrant issued as part of a Unit shall be fixed as of the date of issuance of the Memorandum at 110% of Market Price. Market Price for this purpose shall be calculated as the average of the Market Prices for each of the five (5) trading days preceding the date of issuance of the Memorandum.

4. Break Up Fee. If for any reason, whatsoever (other than for cause), the Company terminates this Agreement, or acts so as to prevent the completion of the Private Placement prior to the date of the final closing of the Private Placement, the Company shall pay to Laidlaw a break-up fee in the amount of $150,000. Such payment shall be due and payable immediately upon termination. However, if Laidlaw terminates this Agreement and the Company has performed all of its covenants, obligations, agreements, conditions and terms of or under this agreement and the representations and warranties of the Company hereunder are true and continue to be true and continue to be complete and accurate in all material respects, then the Company shall not be obligated to pay to Laidlaw a break-up fee.

5.                Information to be Supplied

a. The Company will furnish or cause to be furnished to Laidlaw such information as Laidlaw reasonably believes appropriate to its assignment or necessary in connection with its assistance in the preparation of, or inclusion in, the Memorandum to the extent such information can be obtained without unreasonable effort or expense (all such information so furnished being hereinafter referred to as the "Information"). It is also understood that the Company may make available to offerees of the Securities additional material, data or other information relating to the Company (the "Company Data"). The Company recognizes and confirms that (a) in performing the services contemplated by this Agreement, Laidlaw will use and rely primarily on the Memorandum, the Information and Company Data made available to Laidlaw and on other information available from generally recognized public sources without having independently verified the same; (b) the contents of the Memorandum, the Information and the Company Data are the sole responsibility of the Company, and Laidlaw does not assume any responsibility for the accuracy or completeness of the Memorandum, the Information or the Company Data, and will not undertake to verify independently any of their accuracy or completeness; and (c) Laidlaw will not make an appraisal of any of the assets owned or managed by the Company and expressly is relying on the Company's representations and warranties; the Company and Laidlaw agree that the pre-money valuation of the Company will be determined by good faith discussions between the parties. Laidlaw will furnish a copy of the Memorandum, and each supplement or amendment thereto, to each purchaser of the Units, and in offering the Units, Laidlaw will not employ any written material other than the Memorandum, each supplement and amendment thereto, the Information and the Company Data.

b. The Company represents and warrants that the Information and the information contained in the Confidential Offering Memorandum referred to below will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.

6.                Preparation of Confidential Offering Memorandum

a. The Company shall prepare or cause to be prepared the Memorandum, and/or other appropriate offering documents in form and substance reasonably satisfactory to Laidlaw, containing information concerning, among other things, the terms of the Private Placement and the Units offered thereby, the intended uses of the proceeds thereof, the risks attendant to an investment in the Securities, information concerning the business and finances of the Company and its subsidiaries and other relevant matters. Laidlaw and its counsel shall have the opportunity to make such review and investigation of the information contained in the Confidential Offering Memorandum as it deems appropriate. The Company authorizes and directs Laidlaw to furnish to prospective purchasers of the Securities, the Memorandum, as the same may be amended or supplemented, and agrees to provide Laidlaw with such number of copies thereof as Laidlaw may reasonably request. If any event relating to or affecting the Company shall occur as a result of which it is necessary or advisable to amend or supplement the Memorandum in order to make the statements contained therein not misleading in light of the circumstances existing at the time it is delivered to prospective purchasers or in order to comply with any applicable federal or state securities or "blue sky" laws, the Company shall forthwith prepare and furnish to Laidlaw a reasonable number of copies of an amendment or amendments of or a supplement or supplements to the Memorandum (in form and substance satisfactory to Laidlaw) which will amend or supplement the Memorandum so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances existing at the time the Memorandum is delivered to prospective purchasers, not misleading and it will comply with any applicable federal or state securities or "blue sky" laws. The Company shall advise Laidlaw of the happening of any such event known to it, shall advise Laidlaw promptly after it receives knowledge or notice thereof of any communication with the Securities and Exchange Commission or any state securities commissioner concerning the initiation of any proceeding concerning the Private Placement, and shall advise Laidlaw promptly after it receives knowledge or notice thereof of the commencement of any lawsuit or proceeding relating to the Private Placement.

b. The Company shall also prepare or cause to be prepared such purchaser agreements, other documentation (including, without limitation, investor agreements, subscription documents, warrants, escrow agreements and certificates), all of which shall be in form and substance satisfactory to Laidlaw, as Laidlaw may reasonably request in connection with the Private Placement.

c. As a condition to the closing of the Private Placement, the Company shall also deliver to Laidlaw and the purchasers of the Units, such instruments, documents and certificates and opinions as Laidlaw may request in order to evidence the truth, accuracy and completeness of the Information and the information contained in the Memorandum, the Company's authority to make the Private Placement, the validity, legality and enforceability of the Securities and the various instruments, documents and agreements executed in connection with the Private Placement and such other matters as Laidlaw may reasonably request. The Memorandum and all other documents prepared by the Company in connection with the Private Placement and the closing of the Private Placement are hereinafter referred to as the "Offering Documents".

d. Prior to the commencement of the Private Placement, the Company will have retained an independent public accounting firm of national reputation. Currently, the Company has employed the services of Ernst & Young, which firm meets the criteria set forth herein.

7.                Covenants, Representations and Warranties

a.      Joint Covenants, Representations and Warranties.
        In connection with the Private Placement, the Company and Laidlaw each represent, warrant and agree as follows:

i. The Units will be offered and sold pursuant to the registration exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction not involving a public offering and will otherwise comply with the applicable laws and regulations of any jurisdictions in which the Units are offered or sold. Neither the offer, sale or delivery of the Units in conformity with the terms hereof will violate Section 5 of the Securities Act, as presently in effect. Neither the Company nor Laidlaw has taken nor will either party take any action which conflicts with the conditions and requirements of, or which would make unavailable with respect to the Private Placement, the exemptions from registration available pursuant to Regulation D or Section 4(2) of the Securities Act and neither the Company nor Laidlaw knows of any reason why any such exemption would be otherwise unavailable to it.

b.   Covenants, Representations and Warranties of Company.
     In connection with the Private Placement, the Company will provide representations and warranties substantially as follows:

i. None of the Company, its predecessors or its subsidiaries or affiliates has been subject to any order, judgement or decree of any court of competent jurisdiction temporarily, preliminary or permanently enjoining such person for failing to comply with Section 503 of Regulation D;

ii. At all times from their respective dates, the Memorandum (including, without limitation, any amendment or supplement thereto), the Information and the Company Data are furnished or made available by the Company to Laidlaw or, either directly or through Laidlaw, to offerees of the Securities or any of their representatives, such Memorandum, (including, without limitation, any amendment or supplement thereto), the Information and Company Data will not, taken separately or in any combination as provided to Laidlaw, any offeree or its representatives, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

iii. The Company will furnish Laidlaw from time to time, such number of copies of the Memorandum, any exhibits thereto and agreements and documents referred to therein, as Laidlaw may reasonably request;

iv. If any event shall occur or condition exist as a result of which it is necessary or advisable, in the opinion of the Company or Laidlaw, to amend or supplement the Memorandum in order that the Memorandum will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances existing at the time it is delivered to prospective purchasers, the Company will forthwith prepare and furnish to Laidlaw such number of copies as Laidlaw may reasonably request of an amendment or supplement to the Memorandum (in form and substance reasonably satisfactory to Laidlaw and its counsel) that will ensure that the Memorandum does not contain any misstatements or omissions and is not in any respect misleading;

v. The Company will advise Laidlaw promptly of (i) the occurrence of any event or the existence of any condition known to the Company referred to in Subsection 6(d) hereof; (ii) such other information concerning the business and financial condition of the Company as Laidlaw may from time to time reasonably request;
(iii) the receipt by the Company of any communication from the Securities and Exchange Commission (the "SEC"), any state securities commissioner or any other domestic or foreign securities or financial regulatory authority concerning the offering of the Securities; and (iv) the commencement of any lawsuit or proceeding to which the Company is a party relating to the Securities;

vi. The Company will (i) make available to each offeree of the Securities such Information and Company Data (in addition to that contained in the Memorandum) concerning the offering of the Securities, the Company and any other relevant matters as the Company possesses or can acquire without unreasonable effort or expense; and (ii) provide each offeree the opportunity to ask questions of, and receive answers from, the officers and employees of the Company concerning the terms and conditions of the Private Placement and to obtain any other additional information about the Company and the Securities to the extent the officers and employees of the Company possess the same or can acquire it without unreasonable effort or expense;

vii. The Company is not in default in the performance or observance of any material obligation (i) under its charter or its by-laws or any indenture, mortgage, contract, purchase order or other agreement or instrument to which the Company is a party or by which it or any of its property is bound or affected; or (ii) with respect to any order, writ, injunction or decree of any court of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there exists no condition, event or act which constitutes, nor which after notice, the lapse of time or both, could constitute a default under any of the foregoing, which in either case would have a Material Adverse Effect (as hereinafter defined) on the business of the Company;

viii. The Company has full right, power and authority to execute and deliver this Agreement and any document, certificate or instrument required hereunder or to be executed or delivered at any Closing (collectively, the "Documents"), and to perform all of its obligations hereunder and thereunder or contemplated hereby or thereby.

ix. The Documents have been, or will be, duly executed and delivered by the Company and the execution and delivery by the Company of the Documents and the performance of all of its obligations have been duly authorized by all requisite corporate action by the Company, and each Document executed and delivered and obligation performed constitutes, or will constitute, the legal, valid and binding obligation of the Company enforceable in accordance with its respective terms;

x. The (A) authorization, execution, delivery and performance of the Documents; and (B) authorization, issuance, sale and delivery of the Securities, Warrants the Placement Agent Warrants and the shares of Securities issuable upon exercise of the Warrants (the "Issuable Shares") will not (i) violate any provision of law or statute or any order of any court or other governmental agency; or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute, with due notice or lapse of time or both, a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under its charter or by-laws, or any indenture, mortgage, lease agreement or other agreement or instrument to which the Company is a party or by which it or any of its property is bound or affected in any material respect;

xi. The Company has all requisite corporate power and authority to issue, sell and deliver the Units, the Shares, the Warrants, the Placement Agent Warrants and any other shares issuable pursuant to same (the "Issuable Shares," all sometimes collectively referred to as the "Securities") and such issuances, sales and deliveries have been duly authorized by all requisite corporate action of the Company and when so issued, sold and delivered (i) the Units purchased by each investor in the Private Placement, to Laidlaw and the Issuable Shares each will be duly and validly issued and outstanding, fully paid and non-assessable with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, claims, encumbrances, restrictions or preemptive or any other similar rights imposed by or through the Company, except as waived prior to the initial closing or as disclosed herein and as shall be disclosed in the Memorandum, and the Company shall have paid all taxes, if any, in respect of the issuance thereof; and (ii) Warrants will be duly executed and delivered, binding obligations of the Company, validly issued and outstanding.

xii. Prior to the initial closing of the Private Placement the Issuable Shares have been duly and validly reserved for issuance upon the exercise of any of the Warrants. The Company shall use its best efforts to obtain any authorization, consent or approval or other action by or make any filing with any court or administrative body that may be required under the applicable state securities laws in connection with the exercise of any of the Warrants. The Issuable Shares will be issued in compliance with all applicable Federal, state and foreign securities laws;

xiii. No permit, consent, approval, authorization, order of, or filing with, any court or governmental authority is required in connection with the execution and delivery by the Company of this Agreement or to consummate the Private
Placement, except that the offer and sale of the Securities in certain jurisdictions may be subject to the provisions of the securities or "blue sky" laws of such jurisdictions;

xiv. There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened, against or affecting the Company, or any of its properties, which would reasonably be anticipated to result in any material adverse change in the condition (financial or otherwise) or in the earnings, business affairs, business prospects, properties or assets of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect");

xv. The Company has: (i) duly and timely filed all tax returns required to be filed by the Company under applicable law that include or relate to the Company, its income, assets, payroll, operations or business, which tax returns, to the best of the Company's knowledge, are true, correct and complete in all material respects; and (ii) duly and timely paid, in full, all taxes which are currently due and payable and for which the Company is liable, except, in each case, where the failure to do so is not reasonably anticipated to result in a Material Adverse Effect. The Company shall make available to Laidlaw, immediately upon Laidlaw's request, copies of all such tax returns and evidence of payment of all taxes due and payable in connection therewith;

xvi. The Company is not in default under any material agreement, lease, license, contract or commitment, whether oral or written, including, without limitation, those with employees and consultants ("Material Agreements") to which the Company is a party or by which any of its material assets are bound, and there is no event known to the Company that, with notice, or lapse of time, or both, would constitute a default by any party to any Material Agreement or give them any right to terminate or modify any of the same and it has not received notice that any party to any Material Agreement intends to cancel or terminate any Material Agreement or to exercise or not to exercise any renewal or extension options under any Material Agreement;

xvii. The Company holds, and is in compliance with, all permits, licenses, registrations, and authorizations required by it in connection with the conduct of the business of the Company under all Federal, state and local laws, rules and regulations (the "Permits"), except where the failure to be in compliance has not had, and is not reasonably expected to have, a Material Adverse Effect;

xviii. The Company's audited financial statements which will be included in the Memorandum, are true and correct and fairly present, in all material respects, the financial condition of the Company as of the dates set forth therein.

xix. The Company has conducted its business in the ordinary course and has not suffered any Material Adverse Effect. The Company does not have any liabilities or obligations (whether actual or accrued, accruing or contingent, or otherwise) which, individually or in the aggregate, would be deemed material, other than those set forth in the balance sheet included within the unaudited financial statements and those incurred, in the ordinary course of its business.

xx. At the final closing of the Private Placement, the Company will deliver, or cause to be delivered, to Laidlaw, in each case in form and substance reasonably satisfactory to Laidlaw and its counsel: (i) a certificate of the Company signed by the Chief Executive Officer and the Chief Financial Officer thereof certifying (A) that the representations and warranties of the Company contained in this Agreement are true and accurate in all material respects as of each Closing date; and (B) representing and warranting to Laidlaw that the representations and warranties of the Company contained in each purchase, subscription or other similar agreement entered into with a prospective purchaser of the Units are true and correct in all material respects as of the date of such letter, except to the extent any such representation or warranty was expressly made as of any other date, in which case such representation and warranty was true and correct in all material respects as of such other date; and (ii) copies of all certificates and other documents (other than the Securities) delivered to each prospective purchaser at such Closing. The Company further agrees that it will not consummate the sale of the Securities unless it delivers or causes to be delivered the items described in this subsection to Laidlaw at the final Closing;

xxi. The Company will be responsible for and comply with all applicable notification and fee requirements to qualify the Units for offering and sale under the state securities or "blue sky" laws of such jurisdictions in which any sales of the Securities may be transacted and as may otherwise be required or as requested by Laidlaw provided that, in connection therewith, the Company shall not be required to qualify as a foreign corporation.

xxii. Nothing contained in this Agreement will require the Company to accept the terms of any transaction other than as contemplated by the Private Placement, as the Company has the right in its sole and absolute discretion to reject any transaction.

c.        Covenants, Representations and Warranties of Laidlaw.
          ----------------------------------------------------

i. As an expert in transactions of these types, Laidlaw will use reasonable care in accordance with the standards of the investment banking profession in the scope of its engagement hereunder.

ii. Laidlaw shall have no authority whatsoever to bind the Company with any third party.
iii. Laidlaw agrees that it and its agents will not make any representations about the Company other than those set forth in the Memorandum and the Information.

8.    Fees and Expenses

a. Company's Costs. The Company shall pay all fees, charges, expenses and disbursements relating to the Private Placement, as incurred, including, without limitation, all fees, charges, expenses and disbursements in connection with (a) the preparation, printing, filing, distribution and mailing of the Memorandum and any supplement and amendment thereto and all other documents relating to the Private Placement and the purchase, sale and delivery of the Units, including the cost of all copies thereof and the cost of counsel to the Placement Agent in the amount of $35,000 payable $15,000 upon the signing of this Agreement and $20,000 upon the initial closing of the Private Placement; (b) the issuance, sale, transfer and delivery of the Units, including any transfer or other taxes payable thereon; (c) the registration or qualification of the Units for offer and sale under the securities laws of such states and other jurisdictions as Laidlaw may designate (including, without limitation, all filing and registration fees and the reasonable "blue sky" fees and disbursements of Laidlaw's counsel); and (d) printing, mailing, travel and lodging expenses and other out-of-pocket expenses incurred by Laidlaw in connection with this Private Placement not to exceed $35,000, in the aggregate, with respect to expenses under this subsection (d) in addition to the $35,000 Expense Allowance specified below.

b. Expense Allowance. The Company will pay Laidlaw a non-accountable, non-refundable expense allowance of $35,000, upon the signing of this Agreement to defray a portion of the due diligence and professional expenses related to the Private Placement. It is understood that Laidlaw, at its own expense, may engage certain experts for analysis of the Company's operations, management, and business plan, and that such analyses may be material to the decision of the Laidlaw as to the feasibility of the proposed Private Placement.

c.     Placement Agent Fees, Agent Shares and Agent Warrants

i. For acting as private placement agent in connection with the Private Placement, Laidlaw shall be entitled to receive a cash commission equal to 10% of the aggregate purchase price of the Units sold in the Private Placement (the "Placement Agent Fee") excluding for calculation purposes up to $1,500,000 actually sold or placed by SG Cowen and as may be limited by Exhibit B. The Placement Agent Fee shall be payable at each closing of the Private Placement, and shall be paid by certified or official bank check, or by wire transfer in immediately available funds to the bank account(s) designated by Laidlaw.

ii. For acting as private placement agent in connection with the Private Placement, Laidlaw shall also be entitled to receive and the Company hereby agrees to issue to Laidlaw upon consummation of the financing, a number of Units (the "Agent Units" or "Agent Shares" or "Agent Warrants" as the case may be) equal to 6% of the Units sold in the Private Placement. The Shares and Warrants underlying the Agent Units shall be issued to such persons and in such amounts as Laidlaw shall direct, and shall be delivered at the final closing of the Private Placement

(1) The Agent Warrants will expire five years after the final closing of the Private Placement. The Agent Warrants will be detachable and exercisable at the Exercise Price specified in Exhibit A. The Agent Warrants shall have customary proportional anti-dilution provisions for stock dividends, splits, mergers, recapitalization and for other unusual events.

(2) In lieu of any cash payment required by Laidlaw in connection with the exercise of the Agent Warrants, the holder(s) of the Agent Warrants shall have the right at any time and from time to time to exercise the Agent Warrants in full or in part by surrendering the Warrant Certificate as payment of the aggregated Exercise Price. The number of shares of Common Stock underlying the Agent Warrant to be issued upon exercise shall be determined by multiplying the number of the shares of Common Stock within the Agent Warrant to be exercised by an amount equal to the Market Price per share less the Exercise Price, and then dividing the product thereof by the Market Price per share. Solely for the purposes of this paragraph, Market Price shall be calculated as the average of the Market Prices for each of the five (5) trading days preceding the date notice is given that the holder(s) intends to exercise the Agent Warrant.

iii. The Company also agrees to grant to Laidlaw the right to demand registration of the Agent Shares and the Common Stock issuable upon exercise of the Agent Warrant referred to above, on up to two (2) occasions with all expenses of the first registration to be borne by the Company and all expenses of the second registration to be borne by Laidlaw.

iv. In addition, the Company shall grant "piggy back" registration rights to include the Agent Shares and the shares of Common Stock issuable upon exercise of the Agent Warrant in any registration statement filed by the Company under the Securities Act relating to an underwriting of the sale of Securities or other security of the Company. In the event that the Company grants piggy back registration rights to any other stockholder on terms and conditions Laidlaw deems to be more favorable than these granted hereunder, the Company agrees to grant the same rights to Laidlaw.

9.                Exclusive Rights

a. The Company agrees that if at least $3,500,000 of the Units are sold in the Private Placement, within 60 days of the date of the Memorandum (the date of such closing being the "Exclusivity Date"), Laidlaw shall have the exclusive right (the "Exclusive Right") for a period of 180 days from the Exclusivity Date (the "Exclusive Period"), to present proposals to the Company for additional offerings of securities of the Company, or any subsidiary, successor provided that Laidlaw shall agree, in the event of a public offering, not to solicit or contact in excess of three prospective underwriters who are intended to serve as managing or co-managing underwriter with respect to such public offering without the Company's prior written consent. Neither the Company, nor any of its officers, directors, agents or representatives, shall negotiate, solicit or accept any proposal for a securities offering during the Exclusive Period, without the express written consent of Laidlaw. All proposals for such offering received by the Company during the Exclusive Period shall be promptly forwarded to Laidlaw for consideration.

b. After the expiration of the first 60 days of the Exclusive Period, the Company shall be entitled to terminate the Exclusive Right in the event Laidlaw fails to achieve "meaningful progress" in obtaining a letter of intent for a private or public offering of Company's securities within such period. Meaningful Progress shall include substantive negotiations with a potential underwriter reasonably acceptable to the Company and willing to act as lead or co-managing underwriter for a public offering. In the event the Company desires to terminate the Exclusive Right pursuant to this paragraph (b), it shall first furnish written notice to Laidlaw five (5) days in advance of the proposed termination date during which Laidlaw shall have the right to advise the Company of actions constituting Meaningful Progress. In the event Laidlaw fails to advise the Company to its satisfaction of actions constituting Meaningful Progress, the Exclusive Right shall terminate on the proposed termination date.

c. The Company covenants and agrees that it will cooperate with, and take all reasonable actions reasonably requested by Laidlaw in furtherance of Laidlaw's efforts under paragraph (a), including, but not limited to, negotiating in good faith with Laidlaw and any potential underwriter or placement agent referred by Laidlaw which is acceptable to the Company, and using its best efforts to respond to any proposal within five (5) business days of receipt.

10. Other Capital. If, upon cancellation, termination or expiration of this Agreement (the "Termination") the Company is a party to an executed letter of intent or an agreement relating to a business combination identified by Laidlaw in writing which leads to a consummated transaction within 18 months from the Termination (i) involving the raising of capital through debt instruments and/or equity securities, Laidlaw shall receive a fee of ten percent (10%) of the "gross transaction amount" (The gross transaction amount is defined as the total value of the amount of each draw down against a new line of credit and/or any amount paid to the Company as equity and/or debt.); or (ii) resulting in the purchase or merger of net assets or stock, Laidlaw shall receive a fee of three (3%) percent of the first $10,000,000 and one and one-half (1-1/2%) percent of the amount over $10,000,000 of the gross transaction amount, paid or received by the Company (or by any subsidiary or affiliated entity of the Company) (hereinafter, a "Transaction"), notwithstanding that the consummation occurs any time within 12 months subsequent to Termination. If at Termination no letter of intent or other agreement is outstanding, Laidlaw shall furnish the Company with a final list (the "Final List") of all potential candidates it participated in discussions with about the Private Placement (other than Excluded Parties) prior to the Termination. If a business combination is concluded within twelve (12) months from the Termination with a candidate set forth on said Final List, Laidlaw shall be entitled to the same fees outlined in this paragraph as if the business combination had been consummated during the term of this Agreement. The Company shall furnish to Laidlaw the names of all parties with which the Company has had discussions prior to the date hereof concerning the Private Placement.

11. Indemnification, Contribution and Limit on Liability

a. The Company, agrees to indemnify and hold harmless Laidlaw its officers, directors, partners, employees, agents, and counsel, and each person, if any, who controls Laidlaw within the meaning of Section l5 of the Act or Section 20(a) of the Securities Exchange Act of l934, as amended (the "Exchange Act"), against any and all losses, claims, damages, obligations, penalties, judgments, settlements, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses and disbursements, as and when reasonably incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Laidlaw is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with (a) any untrue statement or alleged untrue statement of a material fact contained in, or omissions from the Offering Documents, including any amendment thereof or supplement thereto, or similar statements or omissions in or from any other information furnished by the Company to Laidlaw or any prospective purchaser of the Units; (b) violations or breaches of any representation, warranty, covenant or agreement contained or incorporated in the Agreement or in any instrument, document, agreement or certificate delivered by the Company to Laidlaw or any prospective purchaser of the Units; (c) Laidlaw's acting for the Company, including, without limitation, any act or omission by Laidlaw in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement (not including Laidlaw's {or its agents} violation of law, gross negligence or willful misconduct); and (d) the Private Placement. The Company also agrees that Laidlaw shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Laidlaw (i) except as provided below with respect to Laidlaw's obligations to indemnify to the Company; and (ii) where such loss has been judicially determined to be primarily due to Laidlaw's gross negligence or willful misconduct.

b. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to Laidlaw or the persons indemnified below in this sentence and shall extend to the following: Laidlaw its affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to Laidlaw in these indemnification provisions shall be understood to include any and all of the foregoing.

c. If any action, suit, proceeding or investigation is commenced, as to which Laidlaw proposes to demand indemnification, it shall notify the Company with reasonable promptness (provided, however, that any failure by Laidlaw to notify the Company shall not relieve the Company from its obligations hereunder) unless, and to the extent, such failure compromises or prevents the Company's defense of such action, suit, proceeding or investigation), and the Company shall have the right to assume the defense of such action. Laidlaw shall have the right to retain counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at its expense unless the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action or the Company shall not have promptly employed counsel reasonably satisfactory to Laidlaw to have charge of the defense of such action or Laidlaw shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Company, in any of which events such fees and expenses shall be borne by the Company. Any such counsel of Laidlaw shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Company shall not, without the prior written consent of Laidlaw settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as a unconditional term thereof, the giving by the claimant to Laidlaw of an unconditional release from all liability in respect of such claim. Anything in this paragraph to the contrary notwithstanding, an indemnifying party shall not be liable for any settlement of any claim or action effected without its written consent; provided however, that such consent was not unreasonably withheld.

d. Laidlaw agrees to indemnify and hold harmless the Company, its officers, directors, partners, employees, agents, and counsel, and each person, if any, who control the Company within the meaning of Section l5 of the Act or Section 20(a) of the Exchange Act, to the same extent as the foregoing indemnity from the Company to Laidlaw but only with respect to statements, if any, made in the Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by Laidlaw concerning Laidlaw expressly for inclusion in the Memorandum, or any amendment or supplement thereto and violations or breaches of any representation, warranty, covenant or agreement contained or incorporated in the Agreement, provided, however, that Laidlaw's obligations to provide indemnification hereunder shall be limited to the fees actually received by Laidlaw pursuant to this Agreement. If any action shall be brought against the Company in respect of which indemnification may be sought against Laidlaw pursuant hereto, Laidlaw shall have the rights and duties given to the Company above, and the Company shall have the rights and duties so given to Laidlaw.

e. In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Laidlaw on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, Laidlaw on the other hand, and also the relative fault of the Company, on the one hand, and Laidlaw on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Laidlaw shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Laidlaw pursuant to the Agreement.

f. Neither termination nor completion of the engagement of Laidlaw referred to above shall affect these indemnification provisions which shall remain operative and in full force and effect.

12. Board Seat. For a period of thirty-six (36) months from the initial closing of the Private Placement, Laidlaw shall have the option to appoint an advisor to the Company's Board of Director's. Where the Maximum Offering amount is sold, such party shall be appointed a member of the Company s Board of Directors, subject, if required under the By Laws and Certificate of Incorporation of Company, to shareholder approval which, in no instance, can be guaranteed by the Company. In the event Laidlaw elects to appoint a Director, such Director shall have full voting rights and such other rights as the Company's other Directors, without limitation. Such Director shall receive the same reimbursement and compensation as the Company's other Directors, and the Company's Officers and Directors insurance policy shall specifically cover such Director. The Company shall hold at least four (4) meetings of its Board of Directors per year.

13.   Notices

a. All communication hereunder shall be in writing and shall be mailed or delivered

(a) to the Company,  at its offices  Attention:  Frederick A. Cary and

(b) to Laidlaw, at its offices, Attention: Harit Jolly, President.

b. All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, or faxed with confirmation by letter, to the party to whom it is addressed at the address set forth above. All notices hereunder shall be effective upon receipt by the party to which it is addressed.

c. The Company agrees to give Laidlaw notice of, and an opportunity to attend periodic meetings with shareholders, including annual informational meetings and advisory committee or similar types of meetings.

14. No Restriction on Laidlaw Providing Other Services. The Company recognizes that Laidlaw now renders and may continue to render financial consulting, management, investment banking and other services to other companies that may or may not conduct business and activities similar to those of the Company. Laidlaw shall be free to render such advice and other services and the Company hereby consents thereto. Laidlaw shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes, in its sole discretion.

15. No Public Disclosure.

a. Any advice, either oral or written, provided to the Company by Laidlaw hereunder shall not be publicly disclosed or made available to third parties without the prior written consent of Laidlaw. In addition, Laidlaw may not be otherwise publicly referred to without its prior consent.

b. Except to the extent authorized by the Company or required by any federal or state law, rule or regulation or any decision or order of any court or regulatory authority, Laidlaw agrees that it will refrain from disclosing to any person, other than to any agents, attorneys, accountants, employees, officers, and directors of Laidlaw (collectively "Agents") who need to know such information in connection with Laidlaw's engagement hereunder and who agree to be bound by the provisions of this Agreement, any non-public information relating to the Company that Laidlaw receives from the Company or its agents, attorneys or accountants in connection with the services rendered hereunder. Laidlaw will use such information solely in connection with its services hereunder. In the event that Laidlaw or its Agents are required by federal or state law, rule or regulation or any decision or order of any court or regulatory authority to release such information, it shall give the Company sufficient prior notice so that the Company may seek a stay or other release or waiver from disclosing such information. Any advice offered by Laidlaw hereunder shall not be disclosed publicly in any manner without the Company's prior written approval and will be treated by the Company and Laidlaw as confidential.

16. Mutually Binding and Non-Assignability. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns; provided, that the rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void.

17. No Brokers. Other than with respect to the Excluded Parties or as otherwise contemplated in this Agreement, the Company represents and warrants to Laidlaw that there are no brokers, representatives or other persons who have an interest in compensation due to Laidlaw from any transaction contemplated herein.

18. Miscellaneous

a. This Agreement contains the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussions, agreements and understandings between them with respect thereto. This Agreement may not be modified except in writing signed by the parties. The validity and interpretation of this Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be fully performed therein.

b. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing correctly sets forth our agreement, please sign two copies of this letter in the space provided below and return same to us. Upon execution of this agreement the Parties will meet to discuss the terms of the placement.

   Very truly yours,



   LAIDLAW GLOBAL SECURITIES, INC.



   By:________________________________
         Name:    Harit Jolly
         Title:   Managing Director - Investment Banking


Confirmed and Agreed to
this ___ day of January, 2002

PATH 1 NETWORK TECHNOLOGIES, INC.


By:_____________________________
         Name:    Frederick A. Cary
         Title:   President and Chief Executive Officer

THIS AGREEMENT WILL NOT BE VALID UNLESS EXECUTED BY ALL PARTIES AND COMPLETELY EXECUTED COPIES DELIVERED TO BOTH PARTIES BY FACSIMILE TRANSMISSION.

                                                      EXHIBIT A

Securities in the Proposed Private Placement

Units A minimum of $3,000,000 and a maximum of $5,000,000 in Units consisting of one share of Common Stock (the "Share") and one detachable Common Stock Purchase Warrant (the "Warrant"). The first $3,000,000 of Units on a "best efforts all or none" basis (the "Minimum Offering") and the remaining $2,000,000 of Units on a "best efforts" basis (the "Maximum Offering"). The price of each Unit shall be fixed as of the date of issuance of the Confidential Offering Memorandum in the Private Placement at the lower of $4.50 or 75% of Market Price. Market Price for this purpose shall be calculated as the average of the Market Prices for each of the five (5) trading days preceding the date of issuance of the Memorandum.
Amount                     $3,000,000 to $5,000,000

Registration The Company will use its reasonable best efforts to register the shares of Common Stock underlying the Units within 90 days from the effective closing date of the Private Placement ("Closing Date"). Registration shall remain effective for no less than 18 months.

Terms of the Warrants

Exercise Term Each Warrant will entitle the holder to purchase one share of Common Stock (the "Warrant Share") during the period commencing on the date of issuance and terminating five years after the issuance.

Exercise Price 110% of Market Price. Market Price for this purpose shall be calculated as the average of the Market Prices for each of the five (5) trading days preceding the date of issuance of the Memorandum, subject to adjustment as described in the engagement letter.

Registration Rights The Company will agree to notify the holders of the Shares and the Warrant Shares prior to the filing of any registration statement under the Act, except for a registration statement on Forms S-4 or S-8, and the Company shall include the Shares and Warrant Shares in such Registration Statement.

                     EXHIBIT B

 Laidlaw will only be entitled to a Placement Agent Fee of 5% and no Agent Shares or Agent Warrants for Units acquired in the Private Placement by any of the following companies:

Granite Financial
WS Capital (VC firm)
SAIC
British Telecom
Hyperion Partners
Avruch Investment Company, LLC
Scientific Atlanta
Cisco
Thomson/Multimedia

Laidlaw will not be entitled to any Placement Agent Fee, Agent Shares or Agent Warrants for Units purchased by the following companies in the Private Placement,

Leitch Technology Corporation
SG Cowen (up to $1,5000,000 in Units as stated in the Agreement)
Jesup & Lamont (outside of the Private Placement)